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                                                                    EXHIBIT 23.1





The Board of Directors
Primera Foods Corporation:

The audits referred to in our report dated October 31, 1997, except as to Note 11, which is as of December 4, 1997, included the related financial statement schedule for each of the years in the three-year period ended December 31, 1996, and the nine-month period ended September 30, 1997, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the references to our firm under the headings "Selected Consolidated Financial and Operating Data" and "Experts" in the prospectus.


                                                       /s/ KPMG PEAT MARWICK LLP

                                                           KPMG Peat Marwick LLP





Minneapolis, Minnesota
December 4, 1997